Exhibit 10.1

Casper Sleep Inc.

        August 25, 2020

Michael Monahan

Dear Michael:

I am pleased to offer you a position with Casper Sleep Inc. (the “Company”) as Chief Financial Officer reporting to the Chief Executive Officer, subject to the terms and conditions set forth in this letter (the “Offer Letter”). If you accept this offer, your anticipated start date will be on or about August 31, 2020.

1.Position. Your job title will be Chief Financial Officer. This is a full-time, exempt position, meaning you will not be eligible for overtime compensation.

2.Compensation. The Company will pay you an annualized base salary of $500,000.00, less applicable deductions, which will be paid on a semi-monthly basis, in accordance with its standard payroll schedule (the “Base Salary”). The Base Salary is subject to adjustment pursuant to the Company’s compensation policies in effect from time to time.

3.Discretionary Bonus. In addition to your base salary, you will be eligible to receive an annual discretionary bonus of up to 65% of your current salary. Annual bonuses will be prorated from your first date of employment with the Company. The payment and amount of any bonus will be at the discretion of the Board of Directors, which will utilize comparable company-wide metrics in determining your bonus as compared to other senior executives of the Company, subject to the discretion of the Board of Directors, and will be contingent on, among other factors, the Company’s overall performance and your personal goals being met. The Company reserves the right to amend or withdraw this bonus program at any time in its sole and absolute discretion.

4.Employee Benefits. As a full-time employee, you will be eligible to participate in certain employee benefits, including health, vision, and dental insurance. In addition, you will be entitled to paid time off in accordance with the Company’s Time Off policy. We will provide additional information to you about these and other benefits when you begin your employment with us. Please note that the Company reserves the right to modify, amend and/or terminate the benefits set forth in this Offer Letter, or any other employee benefits, at any time in its sole and absolute discretion, with or without prior notice to you.

5.Equity Award. If you decide to join us, and subject to the approval of the Company’s Board of Directors or its Compensation Committee, on or as soon as administratively practicable following your start date, the Company will recommend that the Compensation Committee of the Company’s Board of Directors grant you an equity award with an aggregate fair market value equal to $2,000,000.00 on the date of grant, as determined by the Company’s Board of Directors in its sole and absolute discretion (the “Equity Award”). The Company will recommend to the Compensation Committee of the Company’s Board of Directors that the Equity Award be comprised 50% of RSUs and 50% of stock options, to vest in four annual installments on the first four anniversaries of the date of grant. Any such Equity Award shall be subject to the terms and conditions of the Company’s equity plan and such terms and conditions as set forth in the award agreements applicable to the Equity Award, substantially in the forms attached hereto as Appendix A and Appendix B, including any and all vesting requirements.

6.Attorney’s Fees. The Company will reimburse you for any reasonable attorney’s fees in connection with the review of this offer letter up to $15,000.

7.Remote Work. You will be working remotely until further notice. Due to COVID-19 and its impact on our in-office operations, our headquarters offices have extremely limited occupancy. For health and safety reasons, we do not currently require in-office presence by employees, and employees are encouraged to work remotely or from home. Currently, this practice extends through January 2, 2021. We anticipate this date will be extended. In the interim, if you choose to visit the New York City office for essential meetings, we will reimburse you for standard reasonable expenses in accordance with Company policies. Once the office fully reopens, we will review and discuss commuting expenses as applicable and determine whether additional reimbursements or arrangements are required for you. Additionally, you have stated your intent to be based in the New York City metropolitan area within twenty-four months. Any relocation to the New York City metropolitan will be at your own expense.

8.At-Will Employment. Your employment with the Company will be “at-will,” and shall continue only so long as continued employment is mutually agreeable to you and to the Company. Either you or the Company may terminate the employment relationship at any time, with or without cause, at your option or at the option of the Company, with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Our hope is that you will enjoy your experience at the Company and that our partnership will be both long-standing and mutually beneficial. However, neither this Offer Letter nor any other written material issued by the Company constitutes a contract between you and the Company for employment, express or implied, for any specific duration. Notwithstanding anything herein to the Contrary, you will be party to the Company’s standard Executive Severance Agreement applicable to the Company’s senior executives, substantially in the form attached hereto as Appendix C (the “ESA”); provided that, notwithstanding anything therein to the contrary, the Company may not terminate your ESA other than in connection with an across-the-board termination of the ESAs to which the Company’s other senior executives are a party.

9.Full-Time Employment. During your employment, you will be expected to devote your full time and attention to your duties and responsibilities as Chief Financial Officer. You may not take up any outside full or part-time employment without the prior written consent of the Company. Notwithstanding anything herein to the contrary, you may serve as a member of the board of directors or as an advisor to a maximum of two (2) outside business, trade association, community or charitable organizations subject to the annual notice to the Company's Board of Directors; provided that in each case such service shall not materially interfere with the performance of your duties to the Company or present any conflict of interest.

10.Indemnification. You and the Company will enter into the Company’s standard form of indemnification agreement for executive officers, substantially in the form attached hereto as Appendix D, under which you will be indemnified and held harmless to the fullest extent permitted by applicable law. This paragraph will survive the termination of your employment. The Company will include you as a beneficiary of an industry-standard directors and officers insurance policy.

11.Other Agreements and Employment Policies. As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information,

and Invention Assignment Agreement and a Mutual Agreement to Arbitrate substantially in the form attached hereto as Appendix E (the “Inventions Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information, subject to Section 2(e) of the Inventions Agreement. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion.

12.Pre-Hire Investigations. The Company reserves the right, in accordance with law, to conduct background investigations and/or reference checks on all of its potential employees. This employment offer, therefore, is contingent upon your clearance of any such background investigation and/or reference check.

13.Representations. By accepting this offer, you confirm that you are under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, your employment with the Company. You further agree not to bring any third-party confidential information to the Company, and that you will not in any way utilize any such information in performing your duties for the Company.

14.Work Authorization. Your employment is conditioned on you providing proper documentation establishing that you are authorized to work in the United States in accordance with U.S. immigration laws. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

15.Governing Law. This Offer Letter and your employment with the Company will be governed by the laws of the State of New York without regard to conflicts of laws principles.

16.Entire Offer. This Offer Letter sets forth all the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, which may have related to the subject matter hereof in any way.

17.Section 409A. The intent of the parties is that the payments and benefits under this Offer Letter be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance thereunder (“Section 409A”) and this Offer Letter shall be interpreted accordingly. Notwithstanding the foregoing, any payments or benefits provided to you pursuant to the Executive Severance and Change in Control Agreement or the Equity Award shall be intended to comply with or be exempt from Section 409A in accordance with the terms thereof.

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

        To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. You must also sign and complete the general statement regarding overtime pay required by the State of New York attached hereto as Appendix F. If you accept our offer, your first day of employment will be August 31, 2020. This letter, along with any agreements relating to proprietary rights between you and the Company set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you. This offer of employment will terminate if it is not accepted, signed, and returned within five business days from the date above.

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We look forward to your favorable reply and to working with you at Casper Sleep Inc.

Sincerely,

/s/ Elizabeth Wolfson

              Elizabeth Wolfson, Chief People Officer

I accept the Company’s offer of employment:

Signature: /s/ Michael Monahan

Printed Name: Michael Monahan

Date: August 25, 2020

Enclosures
Duplicate Original Letter
At-Will Employment, Confidential Information, and Invention Assignment Agreement
Mutual Agreement to Arbitrate
Employee Handbook
New York Wage Notice For Exempt Employees

APPENDIX A

Form of Restricted Stock Unit Award Agreement

Filed as Exhibit 10.19 to the Company’s Annual Report on Form 10-K (File No. 001-39214) on March 19, 2020

APPENDIX B

Form of Option Award Agreement

Filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K (File No. 001-39214) on March 19, 2020

APPENDIX C

Form of Executive Severance Agreement

Filed as Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-235874) on January 10, 2020

APPENDIX D

Form of Indemnification Agreement

Filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 (File No. 333-235874) on January 10, 2020

APPENDIX E

Form of At-Will Employment, Confidential Information,
and Invention Assignment Agreement

APPENDIX F

Notice of Pay Rate